EX-99.1

For further information, contact:

William K. Grogan
Senior Vice President
Chief Financial Officer
847.498.7070

FOR IMMEDIATE RELEASE
Wednesday, April 25, 2018

IDEX CORPORATION INCREASES REGULAR QUARTERLY DIVIDEND
SIXTEEN PERCENT

Lake Forest, IL, April 25, 2018 - IDEX CORPORATION (NYSE:IEX) today announced that its Board of Directors has approved a sixteen percent increase in the company’s regular quarterly cash dividend to $0.43 per common share. The next dividend will be paid May 31, 2018 to shareholders of record as of May 15, 2018. This dividend represents the company’s 94th consecutive regular quarterly cash dividend payment.

About IDEX
IDEX is a global fluidics leader serving high growth specialized markets. We are best known for our expertise in highly engineered fluidics systems and components, as well as for our expertise in fire and safety products including the Jaws of Life® family of rescue and recovery tools. Our products touch lives every day. Whether it's a life-saving rescue operation, dispensing fresh juice to a first grader or fueling aircraft, IDEX is a leader in creating enabling technology used in many of the most common everyday activities.

For more information, please visit www.idexcorp.com. IDEX shares are traded on the New York Stock Exchange under the symbol "IEX".